EXHIBIT 99

BURLINGTON NORTHERN SANTA FE
INVESTMENT AND RETIREMENT PLAN

Financial Statements as of and for the
years ended December 31, 2001 and 2000

Additional information required for
Form 5500 as of December 31, 2001

BURLINGTON NORTHERN SANTA FE
INVESTMENT AND RETIREMENT PLAN

Table of Contents

Page Number

Report of Independent Accountants	1

Basic Financial Statements

Statements of Net Assets Available for Benefits as of December 31, 2001 and 2000	2

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2001 and 2000	3

Notes to Financial Statements	4-9

Additional Information *

Schedule I — Schedule of Assets (Held at End of Year)	10

*
Other supplemental schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Accountants

To the Participants and Administrator of
Burlington Northern Santa Fe Investment and Retirement Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Burlington Northern Santa Fe Investment and Retirement Plan (the “Plan”) at December 31, 2001 and 2000, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/    PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania

June 21, 2002

BURLINGTON NORTHERN SANTA FE
INVESTMENT AND RETIREMENT PLAN

Statements of Net Assets Available for Benefits

	As of December 31,
	2001		2000
Investments, at fair value
Vanguard 500 Index Fund	$178,198,704	*	206,779,486	*
Vanguard International Growth Fund	23,788,237		32,712,271
Vanguard Total Bond Market Index Fund	22,882,596		17,487,299
Vanguard U.S. Growth Fund	44,556,378	*	67,782,729	*
Vanguard Wellington Fund	33,256,462		25,108,928
Vanguard Windsor II Fund	43,132,429	*	42,064,590
Wells Fargo Small Company Growth Fund	35,607,252		37,904,964
BNSF Common Stock Fund	155,650,854	*	184,374,322	*
BNSF Fixed Fund	244,342,833	*	218,025,214	*
Participant Loans	21,458,090		21,880,204

Total investments	802,873,835		854,120,007

Receivables
Employer contributions	348,457		351,576
Participant contributions	1,107,752		1,112,719

Total receivables	1,456,209		1,464,295

Net assets available for benefits	$804,330,044		$855,584,302

*	Represents 5% or more of net assets available for benefits.

The accompanying notes are an integral part of the financial statements.

BURLINGTON NORTHERN SANTA FE
INVESTMENT AND RETIREMENT PLAN

Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31,
	2001	2000

Additions
Investment income (loss):
Interest and dividend income, investments	$24,196,421	$49,287,619
Interest income, participant loans	1,954,329	1,901,134
Net depreciation in fair value of investments	(55,475,885)	(31,890,963)

	(29,325,135)	19,297,790

Contributions:
Employer	10,657,431	12,072,213
Participant	27,642,592	28,417,552

	38,300,023	40,489,765

Asset transfers in	1,060,225	1,443,895
Other additions	—	1,546

Total additions	10,035,113	61,232,996

Deductions
Payment of benefits	61,119,072	78,684,246
Assets transfers out	126,939	—
Administrative expenses	43,360	35,510

Total deductions	61,289,371	78,719,756

Net decrease	(51,254,258)	(17,486,760)

Net assets available for benefits:
Beginning of year	855,584,302	873,071,062

End of year	$804,330,044	$855,584,302

The accompanying notes are an integral part of the financial statements.

BURLINGTON NORTHERN SANTA FE
INVESTMENT AND RETIREMENT PLAN

Notes to Financial Statements

NOTE 1—DESCRIPTION OF THE PLAN

The following description of the Burlington Northern Santa Fe Investment and Retirement Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

General
The Plan was adopted by Burlington Northern Santa Fe Corporation (“BNSF” or “Employer”) on January 1, 1997, when the assets of The Santa Fe Pacific Retirement and Savings Plan (“SFP Plan”) and the Burlington Northern Inc. Thrift and Profit Sharing Plan I (“BNI Plan”) were combined. The purpose of the Plan is to offer eligible employees (“Employees”) of BNSF and certain affiliated companies an opportunity to invest a portion of their income on a regular basis through payroll deductions. These amounts, supplemented by Employer matching contributions, may be invested at the participant’s direction in various investment funds. All Employer matching contributions to the Plan are subject to a years-of-service-based vesting schedule. The Plan is administered by the Employee Benefits Committee appointed by BNSF. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Any salaried employee, except a non-resident alien, of the Employer or of certain affiliated companies, who is not subject to a collective bargaining agreement, is eligible to participate in the Plan on the first of the month following the completion of 30 days of compensated service in a salaried position from the employee’s date of hire.

Eligible employees may become participants in the Plan by authorizing regular payroll deductions and designating an allocation method for such deductions.

Contributions
“Compensation” as generally defined under the Plan is the total of base salary, bonuses, and contributions under a salary reduction agreement to a qualified cash or deferred arrangement or a cafeteria plan which meets the requirements of Section 125 of the Internal Revenue Code (“IRC”). The Plan provides that the annual compensation of each employee taken into account under the Plan for any year may not exceed a limitation pursuant to requirements of the IRC. During the 2001 year, the limitation was $170,000.

The maximum limitation on total before-tax and after-tax Employee contributions is 15% of a participant’s base salary and Incentive Compensation Plan bonus award with separate elections for each. All Employee elected contributions are made by means of regular payroll deductions. Under the Plan, participants may allocate their contributions to any or all of the investment funds in increments of 1 percent. The same allocation applies to all Employer matching contributions for each participant. Participants may reallocate amounts from one fund to another within certain guidelines as described in the Plan document.

The Employer matches 50% of the first 6% of employee elected before-tax contributions for each pay period. Employer matching contributions will be made in cash, as soon as practicable after the end of each pay period within ERISA regulated limitations. The Employer may make an additional matching contribution of up to 30% of the first 6% of employee elected before-tax contributions for each pay period depending on BNSF’s performance. These additional contributions are recorded in

BURLINGTON NORTHERN SANTA FE
INVESTMENT AND RETIREMENT PLAN

Notes to Financial Statements

the accompanying financial statements when approved by the Board of Directors (“Board”) of BNSF. Subsequent to 2001 and 2000, the Board approved such additional contributions of $3,875,438 and $1,076,031, respectively. Under the provisions of the Plan, Employer additional matching contributions will be made solely from the year-to-date net income or retained income of BNSF.

During the 2001 plan year, in accordance with the provisions of the IRC, no participant could elect more than $10,500 in before-tax contributions. This limitation does not include Employer matching contributions. In addition, the Plan provides that annual contributions for highly compensated employees (as defined by law) may be limited based on the average rate of contributions for lower paid employees. In no event may the total of employee elected before-tax contributions, employee after-tax contributions, and Employer matching contributions exceed the lesser of $35,000 or 25% of a participant’s compensation, as defined in Treasury Regulation Section 1.415-2(d), for any participant in a calendar year, subject to certain cost-of-living adjustments. Contributions with respect to any participant may be further reduced to the extent necessary to prevent disqualification of the Plan under Section 415 of the IRC, which imposes additional limitations on contributions and benefits with regard to Employees who participate in other defined contribution plans.

Participant Accounts
Each participant’s account is credited with the participant’s elective contributions, the Employer matching contributions and gains and losses attributable to such contributions. The benefit to which a participant is entitled is limited to the participant’s vested account balance.

Vesting
Participants were fully vested in all Employer matching contributions made to the SFP Plan and BNI Plan upon the transfer of those assets to the Plan. Employer matching contributions subsequent to January 1, 1997 become fully vested in accordance with the following schedule:

Number of Years of Vesting Service*	Vested Percentage
Less than 1 year	0%
1 year but less than 2 years	20%
2 years but less than 3 years	40%
3 years but less than 4 years	60%
4 years but less than 5 years	80%
5 years or more	100%

*	The term “Vesting Service” is defined as the number of Plan years in which the employee is compensated for at least 1,000 hours of work by the Employer, in any capacity.

BURLINGTON NORTHERN SANTA FE
INVESTMENT AND RETIREMENT PLAN

Notes to Financial Statements

Participant Loans
Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or up to 50% of their vested account balance. Participants may have up to two loans outstanding at any time. Loan transactions are treated as a transfer to (from) the investment fund from (to) the participant loan. Loan terms can be up to five years, or 15 years for the purchase of a primary residence. The loans are collateralized by the balance in the participant’s account and bear interest in accordance with the Plan at the higher of the current estimated blended fixed interest rate for the BNSF Fixed Fund or prime rate plus 1%. Interest rates on loans outstanding as of December 31, 2001 range from 7.0% to 12.0%. Principal and interest are paid ratably through payroll deductions for active employees.

Payment of Benefits
Subject to certain Plan and IRC restrictions, a participant may, at any time, elect to withdraw all or a specified portion of the value of the participants account in the Plan, including vested Employer matching contributions. Both the Plan and the IRC require that a participant who has not attained age 59 ½ may withdraw the participants before tax contributions only in the event of hardship (as defined in the Plan). Earnings on before tax contributions credited after December 31, 1998, are not available for withdrawal for hardship.

The full value of a participant’s account becomes payable upon termination of employment on or after age 65, permanent disability or death. Participants terminating employment for reasons other than retirement on or after age 65, death or disability are entitled to receive their employee elected before-tax and after-tax contributions, all vested Employer matching contributions applicable to them and any accumulated income on such amounts.

A participant receives a distribution from his or her account, other than a withdrawal, as a lump sum. Prior to 2001, a participant could elect to receive a distribution of his or her account, other than a withdrawal, as a lump sum, in installments or as an annuity. Distributions generally occur or commence no later than as soon as reasonably practicable following the later of the time when a participant attains age 65 or terminates employment. A participant who terminated employment prior to age 65 will receive a distribution at age 65, but may request a distribution at any time prior to attainment of age 65. By law a distribution of benefits must occur or commence no later than April 1 of the calendar year following the later of the year when a participant attains age 70 ½ or retires. In the event of the death of a participant, the participant’s account is distributed to his beneficiary. Immediate lump sum distributions are required for all distributions of up to $5,000.

Forfeited Accounts
The Plan provides for the forfeiture of nonvested Employer matching contributions related to terminated employees. Forfeitures shall be used first to restore previously forfeited amounts of other Participants who have resumed employment with the Employer (as described in the Plan), and then to offset future Employer matching contributions, with any remainder being distributed to participants who are employees upon termination of the Plan. At December 31, 2001 and December 31 2000, forfeited nonvested accounts totaled $189,045 and $182,236, respectively.

BURLINGTON NORTHERN SANTA FE
INVESTMENT AND RETIREMENT PLAN

Notes to Financial Statements

Plan Termination
The Plan may be amended at any time. No such amendment, however, may adversely affect the rights of participants in the Plan with respect to contributions made prior to the date of the amendment. Employer matching contributions may be discontinued and participation by the Employer in the Plan may be terminated at any time at the election of the Employer. In the event the Plan is terminated, each Participant shall receive the full amount of Plan assets in his or her account.

The Plan is subject to the provisions of ERISA applicable to defined contribution plans. Because the Plan provides for an individual account for each participating employee and for benefits based solely on the amount contributed to the participating employee’s account, and any income, expenses, gains and losses attributed to their account, Plan benefits are not insured by the Pension Benefit Guaranty Corporation pursuant to Title IV of ERISA.

NOTE 2—SUMMARY OF ACCOUNTING POLICIES

The following accounting policies, which conform with accounting principles generally accepted in the United States of America, have been used consistently in the preparation of the Plan’s financial statements:

Basis of Accounting
The financial statements of the Plan are prepared under the accrual method of accounting.

Use of Estimates
The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition
The Plan’s investments are stated at fair value, except for its investment contracts, which are valued at contract value (Note 4). Shares of registered investment companies are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year-end. The Company stock fund is valued at its year-end unit closing price (comprised of common stock at year-end market price plus uninvested cash position). Participant loans are valued at cost, which approximates fair value.

Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date. Capital gain distributions are included in dividend income.

Payment of Benefits
Benefits are recorded when paid.

BURLINGTON NORTHERN SANTA FE
INVESTMENT AND RETIREMENT PLAN

Notes to Financial Statements

Accounting Pronouncements
In June 1998, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 133 requires that an entity recognize all derivatives and measure those instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000.

In October 2001, the FASB issued the Derivatives Implementation Group’s Statement 133 Implementation Issue No. C19 (“Issue No. C19”) to address an inconsistency in the accounting for synthetic guaranteed investment contracts between the requirements of SFAS No. 133 and SOP 94-4. SFAS No. 133 requires derivatives to be measured at fair value. SOP 94-4 allows benefit responsive investment contracts (including synthetic guaranteed investment contrasts which could be considered derivatives) to be measured at contract value. Issue No. C19 provides that certain contracts are exempt from SFAS No. 133. A FASB Exposure Draft of a proposed amendment to SFAS No. 133 containing the same exemption as Issue No. C19 was issued May 1, 2002.

Management has determined that Issue No. C19 allows the Plan to continue to value its synthetic guaranteed investment contracts at contract value. The contract value of synthetic guaranteed investment contacts held in the BNSF Fixed Fund (of which the Plan owns an 80% undivided interest) was $160,077,547 at December 31, 2001.

NOTE 3—INVESTMENTS

During 2001 and 2000, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

	Year Ended December 31,
	2001	2000
Registered investment companies	$(59,800,155)	$(64,434,745)
Company Stock	4,324,270	32,543,782

Net depreciation in fair value of investments	$(55,475,885)	$(31,890,963)

NOTE 4—INVESTMENT CONTRACTS

The BNSF Fixed Fund (“Fund”) consists of guaranteed investment contracts, valued at $132,807,858 and synthetic guaranteed investment contracts with various banks and insurance companies (“Issuers”), valued at $160,077,547. Additionally, the Fund holds shares of a money market mutual fund sponsored by The Vanguard Group with a value of $12,477,413 and had other assets (net of liabilities) of $765,010. The Fund was created as a vehicle for certain benefit plans of BNSF to invest in guaranteed investment contracts. The Plan owns an undivided interest of approximately 80% in the Fund. The Fund and each investing plan is credited with earnings on the underlying investments and charged for Plan withdrawals and administrative expenses. The investment contracts included in the Fund are carried at contract value, which approximates fair value, because the contracts are fully benefit responsive. The synthetic investment contracts constitute investments in collective fixed income funds and mutual funds, valued at $161,208,192, and wrapper contracts, valued at $(1,130,645). The value provided by the wrapper contracts represents the difference between the value of the synthetic investment contracts and the underlying investments. The crediting interest

BURLINGTON NORTHERN SANTA FE
INVESTMENT AND RETIREMENT PLAN

Notes to Financial Statements

rates of the investment contracts ranged from 3.74% to 8.59% at December 31, 2001. The value of the contracts associated with any one issuer is less than 5% of Plan assets at December 31, 2001.

NOTE 5—RELATED PARTY TRANSACTIONS

The Plan invests in shares of mutual funds and units of BNSF Fixed Fund that are managed by an affiliate of Vanguard Fiduciary Trust Company (“VFTC”). VFTC acts as trustee for Plan investments. The Plan also invests in the common stock of BNSF through the BNSF Common Stock Fund. Transactions in such investments qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules.

NOTE 6—PLAN EXPENSES

Administrative expenses of the Plan, except for certain participant loan fees, are paid by the Employer.

NOTE 7—TAX STATUS

The IRS determined and informed BNSF by letter dated August 18, 1999 that the Plan was qualified under IRC Section 401(a). The Plan has subsequently been amended and restated since receiving the determination letter. The Plan has filed an application for a new determination letter, which is currently pending. However, BNSF believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

In accordance with IRC Section 401(k), amounts deducted from participants’ salaries as before-tax contributions are not taxable to the participants until withdrawn or distributed. After-tax contributions are not subject to taxation upon withdrawal. Employer matching contributions and income and gains on all contributions applicable to participants are not taxable to participants until withdrawn or distributed.

NOTE 8—SUBSEQUENT EVENT

Effective February 1, 2002, the Plan was amended and converted into a stock bonus plan, and an employee stock ownership plan feature, which is designed to invest primarily in employer securities, was added to the Plan.

Additional Information
Required for Form 5500

BURLINGTON NORTHERN SANTA FE
INVESTMENT AND RETIREMNT PLAN
Schedule I
Schedule of Assets (Held at End of Year)
As of December 31, 2001

Burlington Northern Santa Fe Investment and Retirement Plan, EIN 36-2686122

Attachment to Form 5500, Schedule H, Part IV, Line i:

	Identity of Issue	Investment Type	Current Value

*	Vanguard 500 Index Fund	Registered Investment Company	$178,198,704
*	Vanguard International Growth Fund	Registered Investment Company	23,788,237
*	Vanguard Total Bond Market Index Fund	Registered Investment Company	22,882,596
*	Vanguard U.S. Growth Fund	Registered Investment Company	44,556,378
*	Vanguard Wellington Fund	Registered Investment Company	33,256,462
*	Vanguard Windsor II Fund	Registered Investment Company	43,132,429
	Wells Fargo Small Company Growth Fund	Registered Investment Company	35,607,252
*	Burlington Northern Santa Fe Corporation	Common Stock	155,650,854
*	Burlington Northern Santa Fe Investment and Retirement Plan	Participant Loans (7.0%—12.0%)	21,458,090

*	The Plan has an interest of approximately 80% in BNSF Fixed Fund. The BNSF Fixed Fund is comprised of the following:

	AIG Financial 5.75%†	Synthetic Investment Contract	24,148,884
	AIG Life 5.68% 11/30/2002	Guaranteed Investment Contract	8,037,625
	AIG Life 6.28% 4/30/2004	Guaranteed Investment Contract	12,500,759
	Allstate Life Insurance 6.89% 4/15/2003	Guaranteed Investment Contract	9,356,468
	Allstate Life Insurance 5.74% 7/14/2006	Guaranteed Investment Contract	8,196,888
	Bayerische Landesbank 6.46% 2/15/2002	Guaranteed Investment Contract	4,225,834
	Canada Life Assurance 6.03% 9/2/2002	Guaranteed Investment Contract	5,223,833
	Caisse des Depots et Consignations (CDC) 6.30% 10/31/2002	Synthetic Investment Contract	6,927,516
	Caisse des Depots et Consignations (CDC) 4.69% 6/15/2003	Synthetic Investment Contract	8,025,953
	Caisse des Depots et Consignations (CDC) 5.48% 11/15/2003	Synthetic Investment Contract	8,053,971
	Caisse des Depots et Consignations (CDC) 3.74% 5/12/2004	Synthetic Investment Contract	10,049,414
	GE Life & Annuity 6.19% 1/31/2004	Guaranteed Investment Contract	10,566,709
	GE Life & Annuity 5.18% 3/15/2006	Guaranteed Investment Contract	10,439,522
	Metropolitan Life Insurance 5.88% 8/15/2005	Guaranteed Investment Contract	8,374,158
	Metropolitan Life Insurance 6.50% 8/15/2004	Guaranteed Investment Contract	7,169,905
	New York Life Insurance Company 6.15% 2/28/2006	Synthetic Investment Contract	10,528,568
	New York Life Insurance Company 7.05% 4/15/2005	Guaranteed Investment Contract	8,629,787
	New York Life Insurance Company 5.74% 5/16/2005	Guaranteed Investment Contract	8,332,133
	Principal Mutual Life Insurance 6.50% 8/15/2003	Guaranteed Investment Contract	9,326,166
	Principal Mutual Life Insurance 6.54% 5/15/2002	Guaranteed Investment Contract	5,286,780
	People Security Life Insurance 8.59% 7/15/2002	Synthetic Investment Contract	1,027,506
	Rabobank 5.95% †	Synthetic Investment Contract	38,764,078
	Security Life of Denver Insurance 4.95% 8/15/2006	Guaranteed Investment Contract	8,094,802
	Security Life of Denver Insurance 4.94% 1/16/2006	Guaranteed Investment Contract	9,046,489
	State Street Bank & Trust 5.76% 12/31/2006	Synthetic Investment Contract	31,917,175
	Union Bank of Switzerland 6.61% 12/31/2003	Synthetic Investment Contract	9,188,891
	Union Bank of Switzerland 6.61% 3/31/2003	Synthetic Investment Contract	11,445,591
*	Vanguard Prime Money Market Fund	Registered Investment Company	12,477,413

*	Party in Interest
†	These contracts do not have a maturity date.